Exhibit 99.1

Bookham Announces Second Quarter Results

SAN JOSE, California – February 1, 2005: Bookham, Inc. (NASDAQ: BKHM), a leading provider of optical components, modules and subsystems used in various applications and industries, including telecommunications, today reported results for its second quarter of fiscal year 2005, ended January 1, 2005.

Net revenues for the second quarter were $45.8 million, an increase of 5.0%, compared to net revenues of $43.6 million for the quarter ended October 2, 2004.  Net revenues for the second quarter increased by $5.2 million from $40.6 million in the comparable quarter ended December 31, 2003.   Revenues with Nortel were 44% of total revenues in the quarter and were essentially stable from the prior quarter. Revenues from customers other than Nortel increased 9% sequentially.

Gross margin in the second quarter was negative 8%, compared with negative 5% in the preceding quarter.  The quarter to quarter decline in gross margin was primarily a result of the deterioration in the value of the US dollar compared to most other currencies in which Bookham’s costs are incurred, and principally UK Sterling.

Operating expenses increased by $0.2 million, or 1%, from $36.9 million to $37.1 million in the second quarter on a GAAP basis due mainly to the inclusion of certain non-recurring items. On a non-GAAP basis operating expenses, excluding one-time items, declined 4% between the first and second quarters from $30.2 million to $29.0 million, despite the deterioration in exchange rates.  Non-GAAP figures exclude certain non-recurring items which in the quarter ended January 1, 2005 amounted to $8.1 million (comprising restructuring charges of $7.9 million and costs to change the Company’s domicile of $0.2 million) and in the quarter ended October 2, 2004 amounted to $6.7 million (comprising restructuring charges of $4.3 million and costs to change the Company’s domicile of $2.4 million).

The Company reported a net loss of $41.1 million, or $1.23 per share, for the quarter ended January 1, 2005, as compared to a net loss of $38.3 million, or $1.16 per share, for the quarter ended October 2, 2004, and a net loss of $10.6 million, or $0.49 per share, for the quarter ended December 31, 2003.

On a non-GAAP basis, the Company reported a net loss of $33.0 million ($0.99 per share), excluding restructuring and redomicile charges referenced above for the quarter ended January 1, 2005, compared to a net loss of $32.7 million ($0.99 per share), excluding restructuring and redomicile charges partially offset by a credit relating to a pension provision referenced above, for the quarter ended October 2, 2004.

The move of the Company’s product assembly and test operations from its UK assembly site to its Shenzhen, China assembly site are proceeding on plan and is a major part of the Company’s cost-reduction plan.  The majority of the passive products have now been moved to China, as have some of the first optical amplifier products.  The first active product has also been transferred and qualified, ahead of the original plan.  $4.1 million in revenues were shipped from the Company’s China plant in the quarter, compared to $1.6 million in the previous quarter.

The Company held $77.8 million in cash, cash equivalents, short term investments and restricted cash at January 1, 2005 compared with $83.4 million at October 2, 2004. This includes the net proceeds of $24.2 million after costs of $1.3 million from the convertible debenture offering which the Company closed on December 22, 2004.  The Company used $4.1 million of the proceeds from the debenture to re-pay principal on the $30.0 million loan note with Nortel Networks.  On a non-GAAP basis operating cash burn increased by $0.4 million sequentially to $24.7 million for the quarter ended January 1, 2005.  The Company would have had a cash burn improvement had it not experienced the negative impact of exchange rate deterioration.  The Company defines operating cash burn as EBITDA excluding restructuring and other one-time charges, which has been calculated as an operating loss of $32.6 million (before restructuring and other one-time charges) less depreciation and amortization charges of $7.9 million in the quarter ended January 1, 2005.

Giorgio Anania, Chief Executive Officer of Bookham, commented: “This quarter has been characterized by three main events.  On the top line we have demonstrated further progress in revenue growth, and we see increased demand for future shipments. On the cost side we have seen very good progress with our move of assembly operations to China as well as with all other cost-reduction measures we have launched.  Notwithstanding the degradation of the dollar-to-pound exchange rate, which has negated the effect of these improvements short-term, we expect that our cost reduction measures will start to have a significant impact in the near future.  Finally, the closure of our debenture offering strengthens our near-term financial position, an important part of our strategy as we work our way through our restructuring.”

Outlook

The Company is currently experiencing strong demand for its products, and on certain production lines is increasing capacity to be able to address this higher demand.  Increases in capacity are in part limited by the fact that the Company is currently running duplicate lines as it transfers product assembly to China.  The Company anticipates revenue for the third quarter ending April 2, 2005, to be in the range of $46.0 million to $48.0 million, with a further increase expected in the June 2005 quarter of 5 to 10%.

The Company expects that the move of its assembly operations to China, as well as its other cost reduction measures, will result in improvements in its gross margin and cash burn in the June 2005 quarter with further improvements expected in the September and December quarters.  In the March quarter, the cost of running duplicate lines and re-qualifying products is expected to offset improvements from restructuring and other cost reduction and result in only small improvements in the Company’s gross margin. Gross margin is expected to improve moderately in the third quarter by 2-3 points, but is expected to improve by 5-10 points in the subsequent quarter.   This is subject to continued on-plan progress with the move of assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources.

The Company will host a conference call today, February 1, 2005 13:30 (Pacific Standard Time).  Dial in numbers are as follows:

US participants	+1 617 786 4512
access code: 266542672

UK/European participants	+44 (0) 207 365 8426
access code: 266542672

The call can also be accessed via a live webcast, which will also be archived for replay on the Company’s website at www.bookham.com via the Investor Relations home page.

A replay of the conference call will be available approximately 2 hours after the call ends for 7 days, by dialling +1 617 801 6888 or +44 (0) 207 365 8427, access code: 71365271

Bookham, Inc. Contacts:

Steve Abely, Chief Financial Officer

+1 408 919 1500

Joanne Bradbeer, Communications Executive - +44 (0) 1327 356242

Bookham, Inc. (NASDAQ: BKHM) is a global leader in the design, manufacture and marketing of optical components, modules and subsystems.  The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military.  Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The Company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, France, Italy, and China; and employs approximately 2000 people worldwide.

More information on Bookham, Inc. is available at www.bookham.com

Bookham is a registered trademark of Bookham Technology plc.

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s quarterly report on Form 10-Q for the quarter ended October 2, 2004.  The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments will cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.

Non-GAAP Financial Measures

The Company provides non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures are intended to supplement the users’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results surrounding one-time items provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance. These items typically include costs relating to specific restructuring programs the Company undertakes to deliver longer term cost efficiencies to the operations and costs relating to specific major projects which are non-operational, for example, the change in the domicile of the Company from the UK to the US.  However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results. A detailed reconciliation of the GAAP results to the non-GAAP results is provided in the “Non-GAAP Condensed Consolidated Statement of Operations” schedules below.

BOOKHAM, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended
	Jan 1, 2005	Oct 2, 2004	Dec 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$45,751	$43,564	$40,613
Cost of net revenues	49,298	45,662	36,685

Gross (loss) / Profit	(3,547)	(2,098)	3,928

Operating expenses:
Research and development	12,046	12,377	12,199
Selling, general and administrative	14,197	17,443	6,488
Amortization of intangible assets	2,837	2,626	2,458
In-process research and development	—	—	245
Restructuring charges	7,936	4,313	(156)
Stock-based compensation	121	122	—

Total costs and expenses	37,137	36,881	21,234

Operating loss	(40,684)	(38,979)	(17,306)

Other (expense)/income, net	(424)	734	3,273

Loss before income taxes	(41,108)	(38,245)	(14,033)
Income tax (expense)/credit	(1)	(16)	3,478

Net loss	$(41,109)	$(38,261)	$(10,555)

Net loss per share (basic and diluted)	$(1.23)	$(1.16)	$(0.49)

Weighted average shares of common stock outstanding	33,535	32,867	21,570

BOOKHAM, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	Jan 1, 2005	July 3, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents and short term investments	$69,466	$116,667
Short-term restricted cash	3,154	—
Accounts receivable, net	16,724	13,565
Amounts due from related parties	11,628	15,954
Inventories, net	49,320	48,339
Prepaid expenses and other current assets	15,847	17,887
Assets held for resale	14,719	13,908

Total current assets	180,858	226,320

Long-term restricted cash	5,200	4,434
Goodwill and intangible assets, net	154,215	163,802
Property and equipment, net	73,586	72,369
Long-term investments	—	1,100

Total assets	$413,859	$468,025

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$29,038	$28,765
Amounts owed to related parties	643	628
Short-term capital lease obligations	8	5,131
Accrued expenses and other liabilities	40,045	38,351
Current portion of loans due	59	53

Total current liabilities	69,793	72,928

Non-current portion of loans due	415	400
Non-current portion of loans due to related party	45,861	50,000
7% Note Debenture	18,245	—
Other long-term liabilities	10,244	14,107

Total liabilities	$144,558	$137,435

Stockholders’ equity:
Common stock:
$0.01 par value; 175,000,000 authorized; 33,555,578 and 32,612,555, issued and outstanding at January 1, 2005 and July 3, 2004, respectively	$336	$1,772
Additional paid-in capital	925,419	916,193
Deferred compensation	(1,067)	(1,354)
Accumulated other comprehensive income	43,039	33,035
Accumulated deficit	(698,426)	(619,056)

Total stockholders’ equity	269,301	330,590

Total liabilities and stockholders’ equity	$413,859	$468,025

BOOKHAM, INC

NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

(unaudited)

	Three months ended Jan 1, 2005				Three months ended Oct 2, 2004
	GAAP	One-time items		Non-GAAP	GAAP	One-time items		Non-GAAP

Net revenues	$45,751	$0		$45,751	$43,564	$0		$43,564
Cost of net revenues	49,298	—		49,298	45,662	—		45,662

Gross loss	(3,547)	—		(3,547)	(2,098)	—		(2,098)

Operating expenses:
Research and development	12,046	—		12,046	12,377	—		12,377
Selling, general and administrative	14,197	(156	)(1)	14,041	17,443	(2,351	)(1)	15,092
Amortization of intangible assets	2,837			2,837	2,626	—		2,626
Restructuring charges	7,936	(7,936	)(2)	—	4,313	(4,313	)(2)	—
Stock-based compensation	121	—		121	122	—		122

Total costs and expenses	37,137	(8,092)		29,045	36,881	(6,664)		30,217

Operating loss	(40,684)	8,092		(32,592)	(38,979)	6,664		(32,315)

Other (expense)/income, net	(424)	—		(424)	734	(1,106	)(3)	(372)

Loss before income taxes	(41,108)	8,092		(33,016)	(38,245)	5,558		(32,687)
Income tax	(1)			(1)	(16)	—		(16)

Net loss	$(41,109)	$8,092		$(33,017)	$(38,261)	$5,558		$(32,703)
Net loss per share	$(1.23)	$(0.24)		$(0.99)	$(1.16)	$0.17		$(0.99)

(1)	Costs incurred in the Company’s change in domicile to the US, including delisting from the London Stock Exchange and re-listing on NASDAQ.

(2)	Costs in connection with the Company’s 2004 restructuring plan.

(3)	Provision release following the termination of the Swiss pension plan.

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